EXHIBIT (c)

ADVISORY RESEARCH, INC. PROXY VOTING POLICY
FOR THE MLP & ENERGY INFRASTRUCTURE STRATEGY

A.           Statement of Policy

1.           It is our policy to vote all proxies over which we have voting authority in the best interest of our clients.

B.           Definitions

2.           By “best interest of our clients,” we mean the clients’ best economic interest over the long term -- that is, the common interest that all clients share in seeing the value of a common investment increase over time.  Clients may have differing political or social interests, but their best economic interest is generally uniform.

3.           By “material conflict of interest,” we mean circumstances where we knowingly do business with a particular proxy issuer or closely affiliated entity, and may appear to have a significant conflict of interest between our own interests and the interests of clients in how proxies of that issuer are voted.

C.           We Invest With Managements That Seek Shareholders’ Best Interests

4.           Under our investment philosophy, we generally invest client funds in a company only if we believe that the company’s management seeks to serve shareholders’ best interests.  Because we have confidence in the managements of the companies in which we invest, we believe that management decisions and recommendations on issues such as proxy voting generally are likely to be in shareholders’ best interests.

5.           We may periodically reassess our view of company managements.  If we conclude that a company’s management no longer serves shareholders’ best interests, we generally sell our clients’ shares of the company.  We believe that clients do not usually benefit from holding shares of a poorly managed company or engaging in proxy contests with management.  There are times when we believe management’s position on a particular proxy issue is not in the best interests of our clients but it does not warrant a sale of the client’s shares.  In these circumstances, we will vote contrary to management’s recommendations.

D.           Proxy Voting Procedures

6.           When companies in which we have invested client funds issue proxies, we routinely vote the proxies as recommended by management, because we believe that recommendations by these companies’ managements generally are in shareholders’ best interests, and therefore in the best economic interest of our clients.

7.           If we have decided to sell the shares of a company, whether because of concerns about the company’s management or for other reasons, we generally abstain from voting proxies issued by the company after we have made the decision to sell.  We generally do not notify clients when this type of routine abstention occurs.

8.           We also may abstain from voting proxies in other circumstances.  We may determine, for example, that abstaining from voting is appropriate if voting may be unduly burdensome or expensive, or otherwise not in the best economic interest of clients, such as when foreign proxy issuers impose unreasonable voting or holding requirements.  We generally will not notify clients when this type of routine abstention occurs.

9.           The procedures in this policy apply to all proxy voting matters over which we have voting authority, including changes in corporate governance structures, the adoption or amendment of compensation plans (including stock options), and matters involving social issues or corporate responsibility.

E.           Alternative Procedures for Potential Material Conflicts of Interest

10.           In certain circumstances, such as when the proponent of a proxy proposal is also a client, an appearance might arise of a potential conflict between our interests and the interests of effected clients in how the proxies of that issuer are voted.

11.a.           When we knowingly do business with a particular proxy issuer and a material conflict of interest between our interests and clients’ interests may appear to exist, we generally would, to avoid any appearance concerns, follow an alternative procedure rather than vote proxies as recommended by management.  Such an alternative procedure generally would involve causing the proxies to be voted in accordance with the recommendations of an independent service provider that we may use to assist in voting proxies.  We generally will not notify clients if we use this procedure to resolve an apparent material conflict of interest.  We will document the identification of any material conflict of interest and its procedure for resolving the particular conflict.

11.b.           In unusual cases, we may use other alternative procedures to address circumstances when a material conflict of interest may appear to exist, such as, without limitation:

(i) Notifying effected clients of the conflict of interest (if practical), and seeking a waiver of the conflict to permit us to vote the proxies under our usual policy;

(ii) Abstaining from voting the proxies; or

(iii) Forwarding the proxies to clients so that clients may vote the proxies themselves.

We generally will notify effected clients if we use one of these alternative procedures to resolve a material conflict of interest.

F.           Other Exceptions

12.           On an exceptions basis, we may for other reasons choose to depart from our usual procedure of routinely voting proxies as recommended by management.

G.           Voting by Client

13.           A client may vote its own proxies instead of directing us to do so.  We recommend this approach if a client believes that proxies should be voted based on political or social interests.

14.           We generally will not accept proxy voting authority from a client (and will encourage the client to vote its own proxies) if the client seeks to impose client-specific voting guidelines that may be inconsistent with our proxy voting policy or with the client’s best economic interest in our view.

15.           We generally will abstain from voting on (or otherwise participating in) the commencement of legal proceedings such as shareholder class actions or bankruptcy proceedings.

H.           Persons Responsible for Implementing Proxy Voting Policy

16.           Our proxy voting staff has primary responsibility for implementing our proxy voting procedures, including ensuring that proxies are timely submitted.  We also may use a service provider to assist in voting proxies, recordkeeping, and other matters.

17.           Our proxy voting staff will routinely consult with the Senior Portfolio Manager or Chief Investment Officer-MLPs regarding a vote against management.

I.           Recordkeeping

18.           We or a service provider maintain, in accordance with Rule 204-2 of the Investment Advisers Act:

(i) Copies of all proxy voting policies and procedures;

(ii) Copies of proxy statements received (unless maintained elsewhere as described below);

(iii) Records of proxy votes cast on behalf of clients;

(iv) Documents prepared by us that are material to a decision on how to vote or memorializing the basis for a decision;

(v) Written client requests for proxy voting information, and (vi) written responses by us to written or oral client requests.

19.           We will obtain an undertaking from any service provider that the service provider will provide copies of proxy voting records and other documents promptly upon request if we rely on the service provider to maintain related records.

20.           We may rely on the SEC’s EDGAR system to keep records of certain proxy statements if the proxy statements are maintained by issuers on that system (as is generally true in the case of larger U.S.-based issuers).

21.           All proxy related records will be maintained in an easily accessible place for five years (and an appropriate office for the first two years).

J.             Availability of Policy and Proxy Voting Records to Clients

22.           We will initially inform clients of this policy and how a client may learn of our voting record for the client’s securities through summary disclosure in Part 2 of our Form ADV.  Upon receipt of a client’s request for more information, we will provide to the client a copy of this proxy voting policy and/or how we voted proxies for the client during the period since this policy was adopted.

Adopted effective August 1, 2003 and as amended November 30, 2013.